Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Third Quarter 2014 Results

  Revenue and Fundamental EPS of $138 million and $0.47, a constant currency increase of 60% and 1,070% respectively;
  BEE transactions implemented after quarter-end, and 4.4 million shares issued to BEE partners.

  JOHANNESBURG, May 8, 2014 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the third quarter of fiscal 2014.

  Summary Financial Metrics

	Three months ended March 31,
			% change	% change
	2014	2013	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	138,126	111,141	24%	60%
GAAP net income (loss)	17,182	(4,681)	nm	nm
Fundamental net income (1)	21,688	2,362	818%	1,079%
GAAP earnings (loss) per share ($)	0.38	(0.10)	nm	nm
Fundamental earnings per share ($) (1)	0.47	0.05	840%	1,070%
Fully-diluted shares outstanding (‘000’s)	45,954	45,597	1%
Average period USD/ ZAR exchange rate	10.87	8.47	28%

	Nine months ended March 31,
			% change	% change
	2014	2013	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	398,903	334,265	19%	46%
GAAP net income	41,527	4,692	785%	986%
Fundamental net income (1)	57,009	21,897	160%	220%
GAAP earnings per share ($)	0.91	0.10	781%	981%
Fundamental earnings per share ($) (1)	1.25	0.48	160%	218%
Fully-diluted shares outstanding (‘000’s)	45,997	45,593	1%
Average period USD/ ZAR exchange rate	10.38	8.46	23%

  (1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income (loss) to fundamental net income and earnings (loss) per share.

  Factors impacting comparability of our Q3 2014 and Q3 2013 results

    Unfavorable impact from the strengthening of the US dollar against the ZAR: The US dollar appreciated by 28% against the ZAR during Q3 2014, which negatively impacted our reported results;
    SASSA implementation complete: Our SASSA contract implementation is complete. We incurred implementation- related expenditure, including smart card costs, of approximately $20.6 million during Q3 2013;
    Increased contribution by KSNET: Our results were positively impacted by growth in our Korean operations;
    Growth in financial services: The year-over-year expansion of our financial services offering during Q3 2014, resulted in higher revenue and operating income from UEPS-based lending;
    Ad hoc hardware sales in fiscal 2014: We sold more terminals and cards during Q3 2014 as a result of ad hoc orders received from our customers;
    Higher revenue resulting from an increase in low-margin prepaid airtime and electricity sales: Our revenue has increased as a result of the growth of our prepaid airtime offering during Q3 2014, which has lower margins compared with our other South African businesses;
    Lower US government investigation-related and US lawsuit expenses: We incurred lower US government investigation-related expenses during Q3 2014 compared to during 2013, which was partially offset by an increase in US lawsuit-related expenses; and
    Fiscal 2013 bad debt provision: In fiscal 2013 we provided $2.3 million related to the expired NUETS Iraqi customer contracts.

    Comments and Outlook

    “I am delighted with the quality of our third quarter performance,” said Dr. Serge Belamant, Chairman and CEO of Net1. “Despite the many distractions faced by the Company during the last two years, our staff members have maintained focus and, once again, demonstrated our ability to deliver sterling results under adverse circumstances. I commend all of those Net1 employees who remain loyal and committed to ensure we deliver the highest level of service and continue to expand our business activities in physical and virtual payment technologies, both locally and internationally.”

    “We believe that the publication of any new SASSA tender may take some time and we are ready to propose an enhanced version of our current UEPS/EMV solution, which would continue to provide SASSA with the business functionality which they described in detail during the legal processes. We are proud that our technology has already saved the public purse in excess of ZAR 3 billion ($286 million) per annum, with the removal of more than a million invalid grants. In the mean time, we will continue to optimize our cost structures and focus on the marketing of our complementary and supplementary products in order to diversify our business and enhance our profitability,” he concluded.

    “We expect the momentum from the execution of our strategy to continue driving top and bottom line growth,” said Herman Kotzé, Chief Financial Officer of Net1. “For fiscal 2014, we now expect fundamental earnings per share of at least $1.90, assuming a constant currency base of ZAR 8.71/$1. The share count assumption in our guidance includes the 4.4 million shares that were issued as part of our BEE transaction on April 16, 2014,” he concluded.

    South African Constitutional Court remedy related to SASSA tender

    On April 17, 2014, the South African Constitutional Court ruled on the appropriate remedy following its declaration on November 29, 2013, that the tender process followed by the South African Social Security Agency, or SASSA, in awarding a contract to us was constitutionally invalid. The declaration of invalidity of our contract was upheld, but suspended until a new tender is awarded, or for the remainder of the existing contract period if no tender is awarded. SASSA is required to initiate a new tender process within 30 days of the Court's ruling and any award must be for a period of five years. If a new tender is not awarded, the declaration of invalidity of our current contract will be further suspended until the completion of the five-year period for which the contract was originally awarded.

    Implementation of December 2013 BEE transaction

    On April 16, 2014 we implemented our Relationship Agreements with our BEE partners, concluded during December 2013, and we have accordingly issued 4,400,000 shares to the BEE partners.

    Under the Relationship Agreements, we issued 4,100,000 shares of our common stock to Business Venture Investments 1567 Proprietary Limited (RF) and 300,000 shares to Born Free Investments 272 Proprietary Limited at a price of ZAR 60.00 per share. In order to facilitate the transactions, one of our wholly owned subsidiaries lent the funds to the BEE partners to effect the purchase of the BEE shares.

    Results of Operations by Segment and Liquidity

    Our operating metrics will be updated and posted on our website (www.net1.com).

          South African transaction-based activities

    Segment revenue was $64.9 million in Q3 2014, up 10% compared with Q3 2013 in USD and up 41% on a constant currency basis. In ZAR, increase in segment revenue was primarily due to more low-margin transaction fees generated from beneficiaries using the South African National Payment System, incremental prepaid airtime sales driven by the rollout of our prepaid airtime product, and reflects the elimination of inter-company transactions. Segment operating income margin was 17% and (7)%, respectively, and increased primarily due to the absence of SASSA implementation costs in Q3 2014. Excluding amortization of acquisition-related intangibles, Q3 2014 segment operating income margin was 19% compared with (5) % in Q3 2013.

         International transaction-based activities

    KSNET contributes the majority of our revenues and operating income in this segment. Segment revenue was $34.9 million in Q3 2014, up 6% compared with Q3 2013 in USD and 36% on a constant currency basis. Revenue increased primarily due to KSNET’s revenue growth during Q3 2014 and was partially offset by the expiration and non-renewal of NUETS’ contract with its Iraqi customer in Q3 2013. Operating income during Q3 2014 was higher due to increase in revenue contribution from KSNET and due to the NUETS Iraqi customer bad debt provision in fiscal 2013, but partially offset by ongoing losses related to our XeoHealth launch in the United States and at Net1 Virtual Card, as well as ongoing competition in the Korean marketplace. Excluding the amortization of intangibles, Q3 2014 operating income margin was 13% compared to 6% during Q3 2013.

         Smart card accounts

    Segment revenue was $10.6 million in Q3 2014, up 23% compared with Q3 2013 in USD and 57% on a constant currency basis driven exclusively by the increase in the number of smart card accounts. Segment operating income margin from providing smart card accounts for each of Q3 2014 and 2013 was 29% and 28%, respectively.

         Financial services

    UEPS-based lending contributes the majority of the revenue and operating income in this segment. Segment revenue was $11.1 million in Q3 2014, up 572% compared with Q3 2013 in USD and 763% higher on a constant currency basis, principally due to the increase in the number of loans granted as we rolled out our product nationally. The year-over-year increase in operating income was partially offset by the higher UEPS-based lending operating cost base in fiscal 2014 and the re-allocation of UEPS-based lending corporate and administration overhead expenses to this segment. Smart Life did not contribute to operating income in Q3 2014 as it is currently unable to issue new insurance policies as a result of the suspension of its license by the Financial Services Board in fiscal 2013.

         Hardware, software and related technology sales

    Segment revenue was $16.6 million in Q3 2014, up 90% compared with Q3 2013 in USD and 144% on a constant currency basis. The increase in revenue and operating income resulted from higher ad hoc terminal and smart card sales. Excluding amortization of all intangibles, segment operating income margin was 24% compared to 20% during Q3 2013.

         Corporate/eliminations

    The decrease in our corporate expenses resulted primarily from lower legal fees incurred in connection with the US government investigations compared to Q3 2013, partially offset by higher other corporate head office-related expenses.

         Cash flow and liquidity

    At March 31, 2013, we had cash and cash equivalents of $30.9 million, down from $53.7 million at June 30, 2013. The decrease in our cash balances from June 30, 2013, was primarily due to the expansion of our UEPS-based lending business, working capital changes, the repayment of a portion of our Korean debt and acquisition of all of the remaining shares of KSNET that we did not already own.

    Excluding the impact of interest received, interest paid under our Korean debt and taxes, the decrease in cash from operating activities resulted from the expansion of our UEPS-based lending book, offset by cash inflows from improved trading activity and the substantial elimination of implementation costs related to our SASSA contract in fiscal 2014. Capital expenditures for Q3 2014 and 2013 were $4.8 million and $5.1 million, respectively, and have increased primarily due to the acquisition of more payment processing terminals in Korea.

    Use of Non-GAAP Measures

    US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

         Fundamental net income and fundamental earnings per share

    Fundamental net income and earnings per share is GAAP net income (loss) and earnings (loss) per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees and US government investigations-related and US lawsuit expenses, as well as in fiscal 2013, acquisition-related costs. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income (loss) and earnings (loss) per share.

         Headline earnings (loss) per share (“HEPS”)

    The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income (loss) which has been determined based on GAAP. Accordingly, this may differ to the headline earnings (loss) per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

    HEPS basic and diluted is calculated as GAAP net income (loss) adjusted for the profit on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between our net income (loss) used to calculate earnings (loss) per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings (loss) per share.

    Conference Call

    We will host a conference call to review Q3 2014 results on May 9, 2014, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through June 1, 2014.

    About Net1 (www.net1.com)

    Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is also completely interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

    Net1 operates market-leading payment processors in South Africa, Republic of Korea, and Ghana. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

    Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

    Forward-Looking Statements

    This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2014	2013	2014	2013
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$138,126	$111,141	$398,903	$334,265
EXPENSE
Cost of goods sold, IT processing, servicing and support	63,149	51,461	187,591	143,789
Selling, general and administration	40,586	53,846	121,916	149,854
Depreciation and amortization	10,442	10,560	30,245	31,051
OPERATING INCOME (LOSS)	23,949	(4,726)	59,151	9,571
INTEREST INCOME	3,438	2,515	9,993	8,195
INTEREST EXPENSE	1,734	2,023	5,712	6,117
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	25,653	(4,234)	63,432	11,649
INCOME TAX EXPENSE	8,535	472	22,119	7,172
NET INCOME (LOSS) BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	17,118	(4,706)	41,313	4,477
EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	52	22	202	204
NET INCOME (LOSS)	17,170	(4,684)	41,515	4,681
ADD NET LOSS ATTRIBUTABLE TO NON- CONTROLLING INTEREST	(12)	(3)	(12)	(11)
NET INCOME (LOSS) ATTRIBUTABLE TO NET1	$17,182	$(4,681)	$41,527	$4,692
Net income (loss) per share, in United States dollars
Basic earnings (loss) attributable to Net1 shareholders	$0.38	$(0.10)	$0.91	$0.10
Diluted earnings (loss) attributable to Net1 shareholders	$0.37	$(0.10)	$0.90	$0.10

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2014	2013
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$30,875	$53,665
Pre-funded social welfare grants receivable	4,728	2,934
Accounts receivable, net of allowances of – March: $1,592; June: $4,701	132,356	102,614
Finance loans receivable, net of allowances of – March: $1,815; June: $-	42,379	8,350
Inventory	10,491	12,222
Deferred income taxes	5,350	4,938
Total current assets before settlement assets	226,179	184,723
Settlement assets	744,782	752,476
Total current assets	970,961	937,199
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – March: $92,314; June: $84,808	46,150	48,301
EQUITY-ACCOUNTED INVESTMENTS	1,347	1,183
GOODWILL	179,832	175,806
INTANGIBLE ASSETS, net	69,265	77,257
OTHER LONG-TERM ASSETS, including reinsurance assets	34,338	36,576
TOTAL ASSETS	1,301,893	1,276,322
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	-	-
Accounts payable	14,592	26,567
Other payables	35,682	33,808
Current portion of long-term borrowings	14,005	14,209
Income taxes payable	11,749	2,275
Total current liabilities before settlement obligations	76,028	76,859
Settlement obligations	744,782	752,476
Total current liabilities	820,810	829,335
DEFERRED INCOME TAXES	17,343	18,727
LONG-TERM BORROWINGS	58,061	66,632
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	20,117	21,659
TOTAL LIABILITIES	916,331	936,353
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - March: 45,783,342; June: 45,592,550	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: March: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	165,076	160,670
TREASURY SHARES, AT COST: March: 13,455,090; June: 13,455,090	(175,823)	(175,823)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(97,910)	(100,858)
RETAINED EARNINGS	494,145	452,618
TOTAL NET1 EQUITY	385,547	336,666
NON-CONTROLLING INTEREST	15	3,303
TOTAL EQUITY	385,562	339,969
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,301,893	$1,276,322

    (A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income (loss)	$17,170	$(4,684)	$41,515	$4,681
Depreciation and amortization	10,442	10,560	30,245	31,051
Earnings from equity-accounted investments	(52)	(22)	(202)	(204)
Fair value adjustments	110	(299)	49	408
Interest payable	30	1,054	1,696	3,363
(Profit) loss on disposal of property, plant and equipment	(26)	3	(42)	(83)
Stock-based compensation charge	922	1,092	2,820	3,325
Facility fee amortized	79	71	657	235
Increase in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(6,443)	(4,818)	(67,521)	(3,987)
Decrease (Increase) in inventory	2,821	4,949	979	(2,260)
Increase (Decrease) in accounts payable and other payables	2,656	4,533	(10,895)	(1,755)
Increase in taxes payable	8,069	948	9,431	354
Decrease in deferred taxes	(1,141)	(1,201)	(3,019)	(4,133)
Net cash provided by operating activities	34,637	12,186	5,713	30,995
Cash flows from investing activities
Capital expenditures	(4,848)	(5,053)	(17,309)	(17,103)
Proceeds from disposal of property, plant and equipment	123	31	2,124	387
Acquisitions, net of cash acquired	-	-	-	(2,143)
(Investment in equity in) Repayment of loan by equity-accounted investment	(25)	-	(25)	3
Proceeds from maturity of investments related to insurance business	-	-	-	545
Other investing activities, ne3t	571	-	(570)	-
Net change in settlement assets	(277,912)	(156,363)	(21,409)	(168,419)
Net cash used in investing activities	(282,091)	(161,385)	(36,049)	(186,730)
Cash flows from financing activities
Long-term borrowings obtained	1,028	-	72,633	-
Repayment of long-term borrowings	-	-	(87,008)	(7,307)
Payment of facility fee	-	-	(872)	-
Proceeds from bank overdraft	-	-	24,580	-
Repayment of bank overdraft	(23,335)	-	(23,335)	-
Acquisition of interests in KSNET	-	-	(1,968)	-
Proceeds from issue of common stock	88	-	88	240
Net change in settlement obligations	277,912	156,363	21,409	168,419
Net cash provided by financing activities	255,693	156,363	5,527	161,352
Effect of exchange rate changes on cash	274	(2,664)	2,019	(2,124)
Net increase (decrease) in cash and cash equivalents	8,513	4,500	(22,790)	3,493
Cash and cash equivalents – beginning of period	22,362	38,116	53,665	39,123
Cash and cash equivalents – end of period	$30,875	$42,616	$30,875	$42,616

    Net 1 UEPS Technologies, Inc.

    Attachment A

    Operating segment revenue, operating income and operating margin:

    Three months ended March 31, 2014 and 2013 and December 31, 2013

								Change – constant
				Change - actual				exchange rate(1)
				Q3 ‘14		Q3 ‘14		Q3 ‘14		Q3 ‘14
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q3 ‘14	Q3 ‘13	Q2 ‘14	Q3‘13		Q2 ‘14		Q3‘13		Q2 ‘14
Revenue:
SA transaction-based activities	$64,864	$59,009	$72,237	10%		(10%	)	41%		(4%	)
International transaction-based activities	34,994	33,119	37,288	6%		(6%	)	36%		0%
Smart card accounts	10,612	8,657	11,237	23%		(6%	)	57%		1%
Financial services	11,099	1,651	6,199	572%		79%		763%		92%
Hardware, software and related technology sales	16,557	8,705	10,322	90%		60%		144%		72%
Total consolidated revenue	$138,126	$111,141	$137,283	24%		1%		60%		8%

Consolidated operating income (loss):
SA transaction-based activities	$11,145	($4,197)	$13,398	nm		(17%	)	nm		(11%	)
Operating income (loss) excluding amortization	12,308	(3,127)	13,916	nm		(12%	)	nm		(5%	)
Amortization of intangible assets	(1,163)	(1,070)	(518)	9%		125%		40%		140%
International transaction-based activities	1,322	(1,362)	1,365	nm		(3%	)	nm		4%
Operating income excluding amortization	4,680	1,866	4,883	151%		(4%	)	222%		3%
Amortization of intangible assets	(3,358)	(3,228)	(3,518)	4%		(5%	)	34%		2%
Smart card accounts	3,025	2,467	3,203	23%		(6%	)	57%		1%
Financial services	5,119	1,147	1,727	346%		196%		473%		217%
Hardware, software and related technology sales	4,000	1,699	1,592	135%		151%		202%		169%
Operating income (loss) excluding amortization	4,066	1,785	1,663	128%		144%		193%		162%
Amortization of intangible assets	(66)	(86)	(71)	(23%	)	(7%	)	(1%	)	(0%	)
Corporate/ Eliminations	(662)	(4,480)	(2,483)	(85%	)	(73%	)	(81%	)	(71%	)
Total operating income (loss)	$23,949	($4,726)	$18,802	nm		27%		nm		36%

Operating income margin (%)
SA transaction-based activities	17%	(7% )	19%
International transaction-based activities	4%	(4% )	4%
International transaction-based activities excluding amortization	13%	6%	13%
Smart card accounts	29%	28%	29%
Financial services	46%	69%	28%
Hardware, software and related technology sales	24%	20%	15%
Overall operating margin	17%	(4% )	14%

    (1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the third quarter of fiscal 2014 also prevailed during the third quarter of fiscal 2013 and the second quarter of fiscal 2014.

    Nine months ended March 31, 2014 and 2013

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2014		F2014
			vs		vs
Key segmental data, in ’000, except margins	F2014	F2013	F2013		F2013
Revenue:
SA transaction-based activities	$200,133	$181,137	10%		36%
International transaction-based activities	109,099	97,881	11%		37%
Smart card accounts	33,178	25,240	31%		61%
Financial services	19,725	4,483	340%		440%
Hardware, software and related technology sales	36,768	25,524	44%		77%
Total consolidated revenue	$398,903	$334,265	19%		46%

Consolidated operating income (loss):
SA transaction-based activities	$37,825	$4,136	815%		1,022%
Operating income excluding amortization	40,057	8,139	392%		504%
Amortization of intangible assets	(2,232)	(4,003)	(44%	)	(32%	)
International transaction-based activities	4,738	(1,331)	nm		nm
Operating income excluding amortization	14,751	8,366	76%		116%
Amortization of intangible assets	(10,013)	(9,697)	3%		27%
Smart card accounts	9,456	7,194	31%		61%
Financial services	6,902	3,292	110%		157%
Hardware, software and related technology sales	8,540	4,478	91%		134%
Operating income excluding amortization	8,748	4,732	85%		127%
Amortization of intangible assets	(208)	(254)	(18%	)	1%
Corporate/ Eliminations	(8,310)	(8,198)	1%		24%
Total operating income	$59,151	$9,571	518%		658%

Operating income margin (%)
SA transaction-based activities	19%	2%
International transaction-based activities	4%	(1% )
International transaction-based activities excluding amortization	14%	9%
Smart card accounts	29%	29%
Financial services	35%	73%
Hardware, software and related technology sales	23%	18%
Overall operating margin	15%	3%

    (1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the year to date fiscal 2014 also prevailed during the year to date fiscal 2013.

    Net 1 UEPS Technologies, Inc.

    Attachment B

    Reconciliation of GAAP net income (loss) and earnings (loss) per share, basic, to fundamental net income and earnings per share, basic:

    Three months ended March 31, 2014 and 2013

			E(L)PS,				E(L)PS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2014	2013	2014	2013	2014	2013	2014	2013

GAAP	17,182	(4,681)	0.38	(0.10)	186,842	(39,632)	4.08	(0.87)

Intangible asset amortization, net .	3,443	3,295			37,431	27,898
Stock-based compensation charge	922	1,092			10,026	9,245
Facility fees for KSNET debt	79	71			859	601
US government investigations- related and US lawsuit expenses	62	2,557			674	21,648
Acquisition-related costs	-	28			-	237
Fundamental	21,688	2,362	0.47	0.05	235,832	19,997	5.15	0.44

    Nine months ended March 31, 2014 and 2013

							EPS,
	Net income		EPS, basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2014	2013	2014	2013	2014	2013	2014	2013

GAAP	41,527	4,692	0.91	0.10	431,054	39,684	9.42	0.87

Intangible asset amortization, net .	9,385	10,453			97,414	88,403
Stock-based compensation charge	2,914	3,325			30,248	28,122
Facility fees for KSNET debt	657	235			6,820	1,988
US government investigations- related and US lawsuit expenses	2,526	3,117			26,220	26,363
Acquisition-related costs	-	75			-	634
Fundamental	57,009	21,897	1.25	0.48	591,756	185,194	12.94	4.07

    Net 1 UEPS Technologies, Inc.

    Attachment C

    Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

    Three months ended March 31, 2014 and 2013

	2014	2013

Net income (loss) (USD’000)	17,182	(4,681)
Adjustments:
Profit on sale of property, plant and equipment	(26)	3
Tax effects on above	7	(1)

Net income (loss) used to calculate headline earnings (USD’000)	17,163	(4,679)
Weighted average number of shares used to calculate net income (loss) per share basic earnings and headline earnings (loss) per share basic earnings (‘000)	45,776	45,545
Weighted average number of shares used to calculate net income (loss) per share diluted earnings and headline earnings (loss) per share diluted earnings (‘000)	45,954	45,597
Headline earnings (loss) per share:
Basic, in USD	0.37	(0.10)
Diluted, in USD	0.37	(0.10)

    Nine months ended March 31, 2014 and 2013

	2014	2013

Net income (USD’000)	41,527	4,692
Adjustments:
Profit on sale of property, plant and equipment	(42)	(83)
Tax effects on above	12	23

Net income used to calculate headline earnings (USD’000)	41,497	4,632
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,742	45,530
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,997	45,593
Headline earnings per share:
Basic, in USD	0.90	0.10
Diluted, in USD	0.90	0.10

    Calculation of the denominator for headline diluted earnings per share

	Q3 ‘14	Q3 ‘13	F2014	F2013

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	45,776	45,545	45,742	45,530
Effect of dilutive securities under GAAP	178	52	255	63
Denominator for headline diluted earnings per share	45,954	45,597	45,997	45,593

    Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.